                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[_] Preliminary Information Statement

[_] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED
    BY RULE 14c-5(d)(2))

[X] Definitive Information Statement

                           FIRST MARYLAND BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), or 14c-5(g)

[_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

[LOGO OF FIRST MARYLAND BANCORP APPEARS HERE]

Dear Stockholder:

  You are hereby notified that the annual meeting of stockholders of FIRST MARYLAND BANCORP (the "Corporation") will be held at the Corporation's headquarters, 25 South Charles Street, 22nd Floor, Baltimore, Maryland, on April 16, 1996, at 10:00 a.m., local time. Holders of record of the Company's common stock and preferred stock as of March 8, 1996 are entitled to vote at the meeting.

  Allied Irish Banks, p.l.c. owns 100% of the outstanding common stock of the Corporation and controls 99% of the voting power of the Corporation's outstanding capital stock.

  The only matter proposed for consideration at the meeting is the election of 16 directors to the Board of Directors of the Corporation. The accompanying Notice of Meeting and Information Statement discuss this matter in further detail.

  On behalf of the Board of Directors and all of the employees of First Maryland, I wish to thank you for your continued support.

                                          Sincerely yours,


                                          Jeremiah E. Casey
                                          Chairman of the Board

                            FIRST MARYLAND BANCORP
                            25 SOUTH CHARLES STREET
                           BALTIMORE, MARYLAND 21201

     NOTICE OF ANNUAL MEETING OF STOCKHOLDERSTO BE HELD ON APRIL 16, 1996

To the Stockholders of First Maryland Bancorp:

  NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of FIRST MARYLAND BANCORP, a Maryland corporation (the "Corporation"), will be held at the Corporation's headquarters, 25 South Charles Street, Baltimore, Maryland, on April 16, 1996, at 10:00 a.m., local time, for the following purposes:

    1. To elect 16 directors to serve until the 1997 Annual Meeting of Stockholders and until their successors are elected and qualified; and

    2. To act upon any other matter which may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors of the Corporation has fixed the close of business on March 8, 1996 as the record date for determining stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting.

  Your attention is directed to the attached Information Statement and to the enclosed Annual Report on Form 10-K of the Corporation for the year ended December 31, 1995.

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.
                                   ---

                                          By Order of the Board of Directors.


                                          Ronald C. McGuirk
                                          Senior Vice President and Secretary
                                          Baltimore, Maryland
                                          March 25, 1996

                             INFORMATION STATEMENT

  This Information Statement is provided in connection with the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of First Maryland Bancorp (the "Corporation"). This Information Statement is first being sent to stockholders on or about March 25, 1996.

  The close of business on March 8, 1996 has been fixed by the Board of Directors of the Corporation as the record date (the "Record Date") for determining the stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Corporation had outstanding 594,480,215 shares of common stock, $ 1/7 par value per share (the "Common Stock") and 6,000,000 shares of 7.875% Noncumulative Preferred Stock, Series A, $5.00 par value per share (the "Series A Preferred"). All of the outstanding Common Stock is owned by Allied Irish Banks, p.l.c. ("AIB"), and AIB controls 99% of the voting power of the Corporation's outstanding capital stock.

  Each share of Common Stock and each share of Series A Preferred entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. Shares of Common Stock and Series A Preferred cannot be voted unless the holder of record is present in person or represented by proxy at the Annual Meeting.

  The matters to be voted upon at the Annual Meeting require the affirmative vote of the holders of a majority of the Common Stock and the Series A Preferred present in person or by proxy at the meeting, at which a quorum is present. The presence, in person or by proxy, of at least a majority of the aggregate total number of shares of Common Stock and Series A Preferred is necessary to constitute a quorum at the Annual Meeting. For purposes of determining the existence of a quorum, voting and all other matters at the Annual Meeting, the Common Stock and the Series A Preferred will be treated as a single class.

  The Board of Directors is aware of one item of business to be considered at the Annual Meeting: the election of 16 directors to the Board of Directors of the Corporation.

          NEITHER THE CORPORATION NOR ANY PERSON AFFILIATED WITH THE
               CORPORATION IS ASKING YOU FOR A PROXY AND YOU ARE
                                                         -------
               REQUESTED NOT TO SEND A PROXY TO THE CORPORATION.
               -------------------------------------------------

                             ELECTION OF DIRECTORS

  The entire Board of Directors of the Corporation is elected at the Annual Meeting. Each director is elected for a term of one year and until a successor is elected and qualified. Each of the nominees was elected a director at the 1995 Annual Meeting of Stockholders.

INFORMATION CONCERNING NOMINEES

  Information concerning the nominees for election as directors is presented below. Each of the nominees has consented to serve as a director if elected. There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director. If any nominee becomes unable to accept nomination or election, then the Board of Directors will designate another nominee for election or will reduce the number of directors.

  Frank P. Bramble, age 47, has served as a director of the Corporation and of its wholly owned subsidiary, The First National Bank of Maryland ("First National") since April 1994. He is President and Chief Executive Officer of the Corporation and of First National. Mr. Bramble is a permanent member of the Executive Committee. He was previously President and Chief Executive Officer of MNC Financial, Inc. and Chairman of NationsBank Maryland.

  Benjamin L. Brown, age 66, has served as a director of the Corporation and of First National since 1990. Mr. Brown is an attorney and retired in January 1995 as General Counsel and Executive Director of the National Institute of Municipal Law Officers. Mr. Brown is a member of the Loan Portfolio Review Committee.

  Jeremiah E. Casey, age 56, has served as a director of the Corporation since 1983 and of First National since 1985, and is Chairman of the Corporation and First National. Since 1989, Mr. Casey has been Chief Executive, USA, of Allied Irish Banks, p.l.c. ("AIB"), the parent of the Corporation, and has been a director of AIB since 1992. Mr. Casey is also a director of The Rouse Company, a real estate development, management and ownership company ("The Rouse Company"). Mr. Casey is a permanent member of the Executive Committee.

  J. Owen Cole, age 66, has served as a director of the Corporation since 1974 and of First National since 1968. Mr. Cole is a director and, as of January 1, 1995, Chairman of the Board of Blue Cross/Blue Shield of Maryland, Inc. He was Chairman of the Board of the Corporation and of First National until 1987. Mr. Cole is also a member of the Board of Baltimore Gas & Electric Company, a public utility company ("BGE").

  Edward A. Crooke, age 57, has served as a director of the Corporation and of First National since 1985. He has been the President and Chief Operating Officer of BGE since 1992, prior to which he was President--Utility Operations, and he has been a director of BGE since 1988. Mr. Crooke serves on the Management and Compensation Committee and the Community, Consumer and Public Affairs Committee.

  John F. Dealy, age 56, has served as a director of the Corporation and of First National since 1981. He is a Distinguished Professor of the Georgetown University School of Business and is Senior Counsel to the law firm of Shaw, Pittman, Potts and Trowbridge. Mr. Dealy is the chairperson of the Loan Portfolio Review Committee and serves on the Pension Committee.

  Mathias J. DeVito, age 65, has served as a director of the Corporation and of First National since 1974. He retired as Chief Executive Officer of The Rouse Company in 1994 but continues to serve as its Chairman of the Board. He is also a director of Allied Irish Banks, p.l.c. and of USAir Group, Inc. Mr. DeVito is the chairperson of the Management and Compensation Committee and serves on the Loan Portfolio Review Committee.

  Rhoda M. Dorsey, age 68, has served as a director of the Corporation and of First National since 1975. She is President Emeritus of Goucher College. Ms. Dorsey serves on the Audit Committee.

  Jerome W. Geckle, age 66, has served as a director of the Corporation and of First National since 1975. He retired as Chairman of the Board of PHH Corporation in 1989, prior to which he was Chairman and Chief Executive Officer. He is also a director of BGE. Mr. Geckle serves on the Management and Compensation Committee and is the chairperson of the Audit Committee.

  Frank A. Gunther, Jr., age 64, has served as a director of the Corporation and of First National since 1976. He is the retired Chairman of the Board and President of Albert Gunther Inc., a contract hardware and industrial tool supply company. Mr. Gunther serves on the Pension Committee and the Community, Consumer and Public Affairs Committee.

  Curran W. Harvey, Jr., age 67, has served as a director of the Corporation and of First National since 1985. He is a general partner of Spectra Enterprise Associates and a special partner of New Enterprise Associates, both venture capital limited partnerships. Mr. Harvey serves on the Loan Portfolio Review Committee.

  Margaret M. Heckler, age 64, has served as a director of the Corporation and of First National since 1989. She is a practicing attorney in Washington, D.C. and was U.S. Ambassador to Ireland from 1985 to 1989. Ms. Heckler is the chairperson of the Community, Consumer and Public Affairs Committee.

  Kevin J. Kelly, age 54, has served as a director of the Corporation since 1991. He is the Group General Manager of AIB Bank and has been a director of AIB since 1991, prior to which he was Managing Partner of Coopers & Lybrand, Administrator of PMPA Insurance Company and Group Chief Executive of Agra Group. Mr. Kelly became Director of the Economic & Social Research Institute in June 1994.

  Henry J. Knott, age 57, has served as a director of the Corporation and of First National since 1981. He is Chairman and Chief Executive Officer of Real Estate Resource Management, Inc., a real estate management company. Mr. Knott serves on the Community, Consumer and Public Affairs Committee.

  Thomas P. Mulcahy, age 54, has served as a director of the Corporation since 1993. He was elected Group Chief Executive of AIB commencing January 1, 1994, prior to which he was Group General Manager of AIB's Capital Markets Division. He has been a director of AIB since 1990. Mr. Mulcahy serves on the Management and Compensation Committee.

  William M. Passano, Jr., age 67, has served as a director of the Corporation and of First National since 1974. Since April 1991, he has been Chairman of the Board of Waverly Inc., a publisher of medical books and periodicals. Prior to April 1991, he was Chairman of the Board and Chief Executive Officer of Waverly, Inc. Mr. Passano serves on the Audit Committee.

MEETINGS, COMMITTEES AND FEES

  The Board of Directors met six times during 1995 for regularly scheduled meetings.

  The Board of Directors has standing executive, audit, compensation, pension, loan review and public affairs committees. The Executive Committee has two permanent members and four rotating members who are outside directors. The Executive Committee may exercise most of the powers of the Board of Directors in the intervals between meetings of the full Board; it may not, however, declare dividends, issue stock, recommend to stockholders any action requiring stockholder approval, amend the bylaws, or approve mergers. The Executive Committee met 12 times during 1995 for regularly scheduled meetings.

  The Audit Committee, composed of outside directors, is primarily responsible for ascertaining that the Corporation's financial statements are presented fairly in conformance with generally accepted accounting principles. The committee oversees the Corporation's internal audit function, evaluates the Corporation's system of internal controls, and reviews the external auditors' proposed audit scope and approach and the results of the external audit. The committee also reviews the status of pending or threatened litigation involving the Corporation and its subsidiaries. The Audit Committee met five times during 1995 for regularly scheduled meetings.

  The Management and Compensation Committee reviews and recommends compensation arrangements for the Corporation's executive and senior officers. The Management and Compensation Committee met three times during 1995.

  The Pension Committee, composed of outside directors, reviews and recommends action with respect to the Corporation's defined benefit pension plan. The Pension Committee met three times during 1995.

  The Loan Portfolio Review Committee reviews the Corporation's lending activities, and oversees, reviews and approves the corporate loan review program and credit approval policies. The committee also evaluates and approves, on behalf of the Board, the adequacy of the Corporation's allowance for loan and lease losses. The Loan Portfolio Review Committee met five times during 1995 for regularly scheduled meetings.

  The Community, Consumer and Public Affairs Committee oversees the Corporation's Community Reinvestment Act activities. The Committee reviews the Corporation's community outreach efforts, and its efforts to ascertain the credit needs of low and moderate income areas and to develop and market products to meet those needs. The Community, Consumer and Public Affairs Committee met five times during 1995 for regularly scheduled meetings.

  Each director who is not also an officer of the Corporation or of AIB receives an annual retainer of either $17,000 in cash or AIB common stock ADRs having a value of $18,500, at the director's option, plus $1,100 for attendance at each meeting of the Board and $900 ($1,100 for the Executive Committee) for attendance at meetings of committees of the Board of which he or she is a member. In addition, each committee chairperson receives an additional $300 per committee meeting, other than the chairperson of the Management and Compensation Committee, who receives an annual retainer of $6,500 in lieu of an additional fee per meeting.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

  Directors and officers of the Corporation, members of their immediate families and AIB and certain affiliates were customers of, and had transactions with, the Corporation, First National and other subsidiaries of the Corporation in the ordinary course of business during 1995. Similar transactions in the ordinary course of business may be expected to take place in the future.

  All loans to executive officers and directors and members of their immediate families and to AIB and certain affiliates were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. Of the loans outstanding at December 31, 1995, none were contractually past due 90 days or more as to principal or interest and none were classified as nonaccrual, restructured or potential problem loans.

  The Rouse Company maintains various banking relationships with First National. In addition, First National has loans outstanding to, and leases certain facilities from, various affiliates of The Rouse Company. The aggregate amount payable under such leases during 1995 was $506,112. All such loans were made in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features, and the terms of such leases are at least as favorable to First National as could be obtained elsewhere.

  In 1995, the law firm of Shaw, Pittman, Potts and Trowbridge, of which Mr. Dealy, a director of the Corporation and First National, is Senior Counsel, provided legal services to the Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Allied Irish Banks p.l.c., Bankcentre, Ballsbridge, Dublin 4, Ireland has owned 100% of the Corporation's Common Stock since March 21, 1989. Messrs. Casey, Kelly and Mulcahy are directors and executive officers of AIB, and as such, each may be deemed to be the beneficial owner of 100% of the Corporation's Common Stock.

  No director or named executive officer of the Corporation owns any of the Series A Preferred.

  The following table sets forth the number of AIB Ordinary Shares (including such shares held in the form of AIB Ordinary ADRs but excluding directors' qualifying shares) and AIB Preferred Stock ADRs beneficially owned by each executive officer named in the Summary Compensation Table, each nominee for director, and by all executive officers and directors as a group as of December 31, 1995.

                                                   ORDINARY        PREFERRED
                                                 SHARES (1)(2)   STOCK ADRS (1)
                                                 -------------   --------------
EXECUTIVE OFFICERS(3)
Frank P. Bramble...............................      106,993          3,636
Jeremiah E. Casey..............................      463,750         16,801
David M. Cronin................................      146,959          6,505
Frederick W. Meier, Jr.........................       88,326          7,949
Robert W. Schaefer.............................       90,000          5,000
DIRECTORS
Benjamin L. Brown..............................          --             --
J. Owen Cole...................................       14,244          1,000
Edward A. Crooke...............................          --             --
John F. Dealy..................................          --             --
Mathias J. DeVito..............................          --             --
Rhoda M. Dorsey................................          --             --
Jerome W. Geckle...............................          --             --
Frank A. Gunther, Jr...........................          --             --
Curran W. Harvey, Jr...........................          --             --
Margaret M. Heckler............................          --             --
Kevin J. Kelly.................................      269,912 (4)        --
Henry J. Knott.................................          --             --
Thomas P. Mulcahy..............................      301,740 (4)        --
William M. Passano, Jr.........................          --             --
All executive officers and directors as a group
 (19 persons)..................................    1,481,924         40,891

--------
(1) No individual listed in the table beneficially owns, and all executive officers and directors as a group do not beneficially own, more than one percent of the shares of the indicated class outstanding.
(2) Each AIB Ordinary ADR represents six AIB Ordinary Shares.
(3) With respect to Messrs. Bramble, Casey, Cronin, Meier and Schaefer, includes holdings of restricted stock. Mr. Meier retired as an employee of the Corporation and its subsidiaries effective March 1, 1996.
(4) Includes shares subject to currently exercisable stock options.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following summary compensation table sets forth information about salary and other compensation for the Corporation's chief executive officer and each of the four other most highly compensated executive officers (the "named executive officers") for services to the Corporation in all capacities during each of the three years ended December 31, 1995.

                                                                LONG TERM
                                    ANNUAL COMPENSATION        COMPENSATION
                              -------------------------------- ------------
                                                                RESTRICTED  ALL OTHER
NAME AND PRINCIPAL                              OTHER ANNUAL      STOCK     COMPENSA-
POSITION AT 12/31/95     YEAR SALARY  BONUS(1) COMPENSATION(2) AWARD(S)(3)   TION(4)
--------------------     ---- ------- -------- --------------- ------------ ---------
Jeremiah E. Casey....... 1995 584,000 438,000       5,170            -0-     27,963
 Chairman                1994 584,000     -0-       4,941            -0-     33,158
                         1993 584,000 394,200       4,716        525,000     29,208
Frank P. Bramble........ 1995 450,000 375,000         -0-            -0-     29,998
 President and CEO(5)    1994 337,500     -0-         -0-        500,000     36,977
David M. Cronin......... 1995 274,000 164,400       1,110            -0-     21,075
 Executive Vice Pres.    1994 274,000     -0-       1,054            -0-     15,400
 and Treasurer           1993 262,200 137,700         777        220,000     13,885
Frederick W. Meier,
 Jr..................... 1995 311,800 187,100       1,206            -0-     17,685
 Executive Vice Pres.(6) 1994 311,800     -0-       1,140            -0-     20,850
                         1993 298,350 156,600         866        250,000     18,535
Robert W. Schaefer...... 1995 302,200 181,300       1,373            -0-     35,075
 Executive Vice Pres.    1994 302,200     -0-       1,373            -0-     36,596
                         1993 289,100 151,800         950        245,000     33,361

--------
(1) Bonuses are earned in the year specified and generally paid in the following year.
(2) Consists of additional compensation in respect of income taxes due on imputed income from executive long term disability insurance premiums paid by the Corporation.
(3) This column shows the market value of awards of AIB restricted stock on the date of grant. Restrictions on the stock lapse in equal amounts on the third, fourth and fifth anniversaries of each respective grant. Dividends on restricted stock are paid to the named executive officers in the same manner and amount as paid on the same unrestricted securities. Information concerning number of shares and values of restricted stock holdings at December 31, 1995 is set forth in next table.
(4) Consists of: (a) the value of split-dollar life insurance premiums paid pursuant to the Corporation's Executive Life Insurance Program of $23,142, $25,498, $8,703, $12,693 and $30,273 during 1995 for Messrs. Casey,
    Bramble, Cronin, Meier and Schaefer respectively; (b) matching contributions under the Corporation's qualified, defined contribution plan of $4,500 each for Messrs. Casey, Bramble, Cronin, Meier and Schaefer; (c) $321, $492 and $302 in respect of executive medical insurance premiums paid by the Corporation for the benefit of Messrs. Casey, Meier and Schaefer; and (d) $7,872 in respect of life insurance premiums paid by the Corporation for the benefit of Mr. Cronin. The Corporation changed its reporting of split dollar life insurance premiums in 1994. The disclosure is now based on the assumption that the portion of the premium paid by the Corporation is an interest free loan to the earliest possible date the premium can be refunded to the executive. The Corporation has restated the reported amounts of such premiums for 1993 based on this methodology.
(5) Mr. Bramble was elected President and CEO on April 1, 1994. Prior to that time, Mr. Bramble was not employed by the Corporation.
(6) Mr. Meier retired as an employee of the Corporation and its subsidiaries effective March 1, 1996.

  The following table sets forth additional information concerning the number of shares and the value of restricted stock holdings of the named executive officers at December 31, 1995.

NAME                                                ORDINARY ADRS PREFERRED ADRS
----                                                ------------- --------------
Jeremiah E. Casey..................................      31,339         5,632
                                                     $1,022,435      $156,288
Frank P. Bramble...................................      17,877         3,636
                                                     $  583,237      $100,899
David M. Cronin....................................      12,904         2,310
                                                     $  420,993      $ 64,103
Frederick W. Meier, Jr.............................      14,721         2,640
                                                     $  480,273      $ 73,260
Robert W. Schaefer.................................      14,416         2,584
                                                     $  470,332      $ 71,706

  The Corporation has not issued any stock options or stock appreciation rights to any of the named executive officers during the three years ended December 31, 1995, and there are no stock options or stock appreciation rights currently outstanding.

PENSION PLANS

  The Corporation maintains a non-qualified, supplemental defined benefit pension plan under which maximum retirement benefits for the named executive officers are determined. A benefit payable under the supplemental plan will be reduced by the benefit payable to the named executive officer under the Corporation's qualified, defined benefit pension plan in which all eligible employees (including the named executive officer) participate, and by the amount of Social Security benefits. The following table shows the estimated annual pension benefits payable to a named executive officer at age 65 under the non-qualified supplemental pension plan.

                                                      ANNUAL RETIREMENT BENEFIT
                                                              AT AGE 65
                                                        WITH YEARS OF SERVICE
                                                              INDICATED
                                                      --------------------------
                                                                        25 YEARS
REMUNERATION                                          15 YEARS 20 YEARS OR MORE
------------                                          -------- -------- --------
400,000.............................................. 200,000  220,000  280,000
600,000.............................................. 300,000  330,000  420,000
800,000.............................................. 400,000  440,000  560,000
1,000,000............................................ 500,000  550,000  700,000
1,200,000............................................ 600,000  660,000  840,000

  A participant's remuneration covered by the pension plan is average total compensation (salary, bonus and all other compensation other than compensation attributable to restricted stock awards) for the three calendar years during the last ten years of the participant's career for which the average is the highest. The estimated years of service for each of the named executive officers (except Mr. Cronin, who does not participate in the non-qualified supplemental plan) is as follows: Mr. Casey, 38 years; Mr. Bramble, 2 years; Mr. Meier, 27 years; Mr. Schaefer, 45 years. Mr. Bramble is entitled to supplemental retirement benefits under an agreement substantially similar to the other participants which provides for a supplemental retirement benefit of 60% of the average of the highest three years of compensation during his career, offset by benefit payments under the Corporation's qualified defined benefit plan and social security benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Crooke, DeVito, Geckle and Mulcahy served on the Management and Compensation Committee during 1995. No member of the Compensation Committee was an officer or employee of the Corporation during

1995. Mr. Casey was Chairman of the Corporation and served as a director of The Rouse Company during 1995. Mr. DeVito served as Chairman and Chief Executive Officer of The Rouse Company during 1995. Mr. Casey served on the Personnel Committee of The Rouse Company, which Committee has certain responsibilities relating to the compensation of executive officers of The Rouse Company.

REPORT OF MANAGEMENT AND COMPENSATION COMMITTEE

  The Management and Compensation Committee (the "Committee"), made up of three outside directors and the Group Chief Executive of AIB, is responsible for executive compensation policies. In addition to establishing policies, the Committee approves all executive compensation arrangements and makes recommendations to the Board of Directors for specific salary amounts and other compensation awards for individual executives.

  The Corporation's compensation program is designed to attract, motivate and retain executive personnel capable of making significant contributions to the long term success of the Corporation. The primary components of the executive compensation program are competitive base salaries and both short term and long term incentives. Executive officers also participate in other broad based employee compensation and benefits programs.

  The Corporation retains an independent compensation consulting firm ("Compensation Consultant") to assist the Committee in performing its duties. The Compensation Consultant provides analytical and general interpretive guidance regarding compensation practices for the banking industry as a whole and for a group of the Corporation's peers, and advises the Committee on structuring compensation arrangements to achieve the desired quantitative and qualitative goals.

  In connection with the annual review of the executive compensation program, the Committee has confirmed with the Compensation Consultant that the executive compensation plans remain competitive and effectively serve the purposes for which they were established. For 1995, the Board approved all recommendations by the Committee related to the compensation of Frank P. Bramble, the Chief Executive Officer of the Corporation.

BASE SALARY

  Base salaries for the Corporation's executive officers are established based upon an analysis of executive salary practices at a group of the Corporation's peer bank holding companies (the "Peer Group"). The Peer Group is selected based on total assets, geographic location, and comparable lines of business. The Committee believes that base salary should reflect the scope of an executive officer's duties and responsibilities, his or her importance to the Corporation relative to other executive officer positions, and the competitiveness of the executive officer's total compensation relative to similarly situated executives within the Peer Group.

  Executive officer salary increases are reviewed annually and are based on the executive officer's performance, base salary position relative to the median or average rates paid in the Peer Group and in the broader financial institutions market, and the Corporation's net income during the prior year. In determining Mr. Bramble's base salary, the Committee focused on compensation data for those chief executive officers in the Peer Group whose duties and responsibilities most closely resembled Mr. Bramble's. Because Mr. Bramble did not commence employment with the Corporation until April 1, 1994, the Committee deemed it appropriate to maintain Mr. Bramble's base salary at the rate in effect since such date.

SHORT TERM INCENTIVE AWARDS

  The Corporation's annual Short Term Incentive Plan for Senior Officers (the "Annual Bonus Plan") is intended to focus the efforts of executive and senior officers on the attainment of specific annual performance goals that will promote the overall success of the Corporation. Payments under the Annual Bonus Plan are funded out of the Corporation's net income.

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  Under the Annual Bonus Plan, the Chief Executive Officer establishes, subject to Committee approval, minimum, target and maximum net income levels at the beginning of the year. The Committee determines the maximum percentage of base salary applicable to each net income level. If the minimum net income level is not achieved, then no awards would be made under the plan. If a higher level of net income is achieved, then the Committee will determine the maximum percentage, applicable to the Chief Executive Officer, and the percentages applicable to the other senior officers based on the scope of each officer's duties and responsibilities. Individual performance measures also are considered in setting individual percentages, in the discretion of the Committee. Such measures include achievement of strategic and tactical objectives, growth, meeting business unit objectives, promoting corporate values, providing leadership to employees and encouraging teamwork.

  For 1995 awards under the Annual Bonus Plan, the Chief Executive Officer proposed, and the Committee approved, minimum, target and maximum net income levels; the maximum percentages of base salary corresponding to these levels were 25%, 50% and 75%, respectively. The Corporation had net income of $120.2 million for the year ended December 31, 1995, in excess of the 1995 maximum net income level under the Annual Bonus Plan. Thus, 1995 awards under the Annual Bonus Plan were determined using the maximum percentage.

  Mr. Bramble received a 1995 Annual Bonus Plan award of $375,000. The Committee, exercising its discretion as permitted by the terms of the Annual Bonus Plan, chose to calculate Mr. Bramble's award using a nominal base salary of $500,000 to reflect his continued contributions to the Corporation's earnings momentum and his outstanding leadership.

LONG TERM INCENTIVE AWARDS/RESTRICTED STOCK

  The Corporation's 1989 Long Term Incentive Plan and Trust (the "1989 LTIP") was developed to attract and retain key employees who contribute to the continued growth, development and profitable performance of the Corporation and, thereby, to the continued financial success of AIB. The 1989 LTIP has been approved by the Board of Directors of the Corporation [and of AIB].

  The 1989 LTIP provides for awards of AIB ordinary and preferred ADRs (collectively, "incentive shares") to officers eligible to participate in the plan. Incentive shares are restricted and may not be disposed of by an officer for a period of time after the date of an award. The restriction for a specific award lapses in equal installments on the third, fourth and fifth anniversary dates of the award. During the restricted period, the officer is entitled to receive, without restriction, any dividends on the incentive shares.

  As of January 1, 1995, there was a total of 193,454 ordinary ADRs and 20,368 preferred ADRs available for awards under the 1989 LTIP. All incentive shares available for awards in any year that are not used and incentive shares that are later forfeited are also available for use in subsequent years.

  The Committee administers the 1989 LTIP, and determines whether, to whom and in what amounts awards are made under the plan. Awards of incentive shares are intended to serve as compensation over a period of several years and generally are made on a biennial basis. The size of an award of incentive shares is generally based on a percentage of base salary for each participant.

  The Board of Directors acts on the recommendations of the Committee regarding proposed awards under the 1989 LTIP to the Chief Executive Officer, who participates in the Long Term Incentive Plan. No awards were made under the 1989 LTIP in 1995.

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INTERNAL REVENUE CODE SECTION 162(M) COMPLIANCE

  The deductibility of executive compensation in excess of the limit set in
Section 162(m) was not a factor in the Committee's determination of 1995 compensation levels. The Committee will continue to review the Corporation's executive compensation plans to determine what changes, if any, may be advisable in connection with Section 162(m).

            Mathias J. DeVito, Chairman              Jerome W. Geckle
            Edward A. Crooke                         Thomas P. Mulcahy

                                 OTHER MATTERS

  As of the date of this Information Statement, the Board of Directors of the Corporation knows of no other business which will be presented for consideration at the Annual Meeting.

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